Exhibit 4.11

RBS The Royal Bank of Scotland Global Banking & Markets Shipping - Piraeus Branch Akti Miaouli 45 P.O. Box 80177 185 10 Piraeus Telephone: +30 210 459 6500 Fascimile: +30 210 459 6600 www.rbs.com

To:	Aegean Marine Petroleum Network Inc. and
Aegean Marine Petroleum S.A.
(as Borrowers)

Dated 23 May 2007
Dear Sirs.

Facility Agreement dated 19 December 2006 (as amended)

1	We refer to:

(a)
the facility agreement dated 19 December 2006 as amended by a supplemental letter dated 17 April 2007 (together, the "Facility Agreement") and made between (1) Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. as joint and several borrowers (therein and hereinafter together referred to as the "Borrowers" and individually a "Borrower") and (2) The Royal Bank of Scotland plc as lender (the "Bank"), whereby the Bank agreed (inter alia) to make available to the Borrowers on a joint and several basis, upon the terms and conditions therein contained, a term loan, overdraft and multi-currency revolving guarantee and letter of credit facility of up to US$183,400,000; and

(b)	the ISDA 1992 Master Agreement dated as of 19 December 2006 and made between (1) the Borrowers and (2) the Bank.

2	Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3	The Borrowers have requested that the Bank consents to the following amendments to the Facility Agreement:

(a)
the insertion of the following new definitions of "Account Pledges", "AMPNI Operating Account Pledge", "AMPSA Operating Account Pledge" and "Cash Collateral Account Pledge" in clause 1.2 of the Facility Agreement in the correct alphabetical order:

""Account Pledges" means, together, the AMPNI Operating Account Pledge, the AMPSA Operating Account Pledge and the Cash Collateral Account Pledge and "Account Pledge" means any of them;";

""AMPNI Operating Account Pledge" means the pledge of the AMPNI Operating Account executed or (as the context may require) to be executed by the AMPNI Borrower in favour of the Bank in such form as the Bank may in its absolute discretion require;";

""AMPSA Operating Account Pledge" means the pledge of the AMPSA Operating Account executed or (as the context may require) to be executed by the AMPSA Borrower in favour of the Bank in such form as the Bank may in its absolute discretion require;"; and

""Cash Collateral Account Pledge" means the pledge of the Cash Collateral Account executed or (as the context may require) to be executed by the AMPSA Borrower in favour of the Bank in such form as the Bank may in its absolute discretion require;";

(b)	the deletion of the words "clause 9.1.1(b)" and their substitution by the words "clause 2.1.12" in paragraph (b) of the definition of "Qualifying Receivables" in clause 1.2 of the Facility Agreement;

Royal Bank of Scotland plc, Registered in Scotland no. 90312. Registered office: 36 St Andrew Square, Edinburgh, EH2 2YB.

(c)	the insertion of the words "the Account Pledges, " after the words "any Schedules of Receivables, " in the definition of "Security Documents" in clause 1.2 of the Facility Agreement;

(d)	the deletion of the existing clause 2.10.5 of the Facility Agreement in its entirety and its substitution by the following new clause 2.10.5:

"2.10.5
No drawing on the Overdraft Account is permitted if such drawing would cause (a) the Overdraft to exceed the Overdraft Facility Limit or (b) the Borrowers to be in breach of clause 8.2.1 or clause 8.2.7.";

(e)
the deletion of the existing preamble to clause 2.12 and sub-clause 2.12.1 of the Facility Agreement and their substitution by the following new preamble to clause 2.12 and new sub-clause 2.12.1, respectively:

"If the Borrowers elect to remedy any deficiency notified to them by the Bank pursuant to clause 8.2.7(a) by submitting a Schedule of Receivables, the Borrowers shall submit to the Bank, within the time-limit provided for in such clause 8.2.7(a):

2.12.1
a Schedule of Receivables duly executed as a deed by the AMPSA Borrower and setting out details of the Receivables which the Borrowers wish to provide to the Bank as security under the Receivables Assignment for the purposes of clause 8.2.7(a), provided that:

(a)	no more than five per cent (5%) of the aggregate of all such Receivables set out in such Schedule of Receivables shall be due from any one Customer (except the United States Navy); and

(b)	such Receivables shall not have been contained in a Schedule of Receivables previously delivered under this Agreement;";

(f)	the deletion of the existing clause 2.13 of the Facility Agreement in its entirety and its substitution by the following new clause 2.13:

"2.13 Reset Date

Reset Date shall be each date when the Borrowers, after the Bank has served a notice in accordance with clause 8.2.7(a) notifying them of a deficiency thereunder, submit a Schedule of Receivables pursuant to clause 2.12 in order to remedy the relevant deficiency notified by the Bank.";

(g)	the deletion of the entire phrase in brackets after the words "the relevant L/C" in clause 2.15.4(b) of the Facility Agreement;

(h)	the deletion of the existing clause 2.16 of the Facility Agreement in its entirety and its substitution by the following new clause 2.16:

"2.16 Issue Request

2.16.1	Each Issue Request must be signed by a duly authorised signatory of the AMPSA Borrower and, once served, the Issue Request cannot be revoked without the prior consent of the Bank.

2.16.2
For the avoidance of doubt, it is hereby agreed and acknowledged that, notwithstanding that each L/C issued pursuant to the Guarantee Facility may be issued following an Issue Request made by the AMPSA Borrower alone, the Guarantee Facility shall be considered as made available to both Borrowers jointly and severally and such Issue Request shall be binding on both Borrowers in this respect. Accordingly, the Borrowers shall be jointly and severally liable for the payment and discharge of any obligations and liabilities arising in respect of the Guarantee Facility under the terms of this Agreement.":

(i)	the deletion of the existing clause 5.1.2 of the Facility Agreement in its entirety and its substitution by the following new clause 5.1.2:

"5.1.2	(a)
on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the earlier of (i) the last day of the last Drawdown Period to elapse and (ii) the Drawdown Date of the last Delivery Advance to be drawn down, and on the earlier of such two dates, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point two five per cent (0.25%) per annum on the daily undrawn amount of the Commitment; and

(b)
on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Availability Period, and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point two five per cent (0.25%) per annum on (i) the daily undrawn amount of the Overdraft Facility Limit and (ii) the daily balance of the unutilised Guarantee Facility Commitment";

(j)	the deletion of paragraph (b) of clause 8.1.14 of the Facility Agreement and its substitution by the following new paragraph (b):

"(b)
for the purposes of this clause 8.1.14, "Required Amount" means $22,000,000 or such other lower amount as the Bank may from time to time notify the Borrowers in writing in its sole discretion (it being agreed that the Bank may give multiple such notices to the Borrowers from time to time increasing or reducing the minimum amount required under this clause 8.1.14, subject always to a maximum amount of $22,000,000), as any such amount may be reduced from time to time pursuant to clause 14.2.1(c); and"

(k)	the deletion of the words "the Borrowers" and their substitution by the words "the AMPSA Borrower" in clause 2.20.1 and clause 2.20.2 of the Facility Agreement;

(I)
the insertion of the words "(but excluding any part thereof falling under paragraph (a) of the definition "Actual Exposure" in clause 1.2 which is not part of the Overdraft)" after the words "Actual Exposure" in clause 8.2.7(a) of the Facility Agreement;

(m)	the deletion of the existing paragraph (B) of clause 8.2.7(a) of the Facility Agreement in its entirety and its substitution by the following new paragraph (B):

"(B)
provide in accordance with clause 2.12 Receivables which are Qualifying Receivables by delivering to the Bank a Schedule of Receivables with such Receivables together with copies of documents, receipts and invoices of the type specified in clause 2.12 and relating to such Receivables; and/or";

(n)	the insertion of the words "(whether in the name of both Borrowers or in the name of either Borrower)" after the words "an account or accounts" in clause 6.7 of the Existing Facility Agreement;

(o)	the deletion of the existing clause 9.1.1(b) of the Facility Agreement in its entirety and the re- lettering of the existing clause 9.1.1(c) as a new clause 9.1.1(b) accordingly;

(p)	the insertion of the following new clause 14.8 after the existing clause 14.7 of the Facility Agreement:

"14.8 Account Pledges

The Borrowers hereby acknowledge that each of the AMPN I Operating Account, the AMPSA Operating Account and the Cash Collateral Account shall be subject to the relevant Account Pledges and the rights of the Bank thereunder."; and

(q)	the deletion of the following execution block at the end of schedule 1, Part B:

"______________________________________
       For and on behalf of
       AEGEAN MARINE PETROLEUM NETWORK INC. ".

4	The Bank hereby confirms its consent to the above amendments to the Facility Agreement on condition that:

(a)	each Borrower shall have confirmed their agreement and consent to the arrangements of this Letter by counter-signing this Letter by signatories acceptable to the Bank in all respects; and

(b)
there shall have been delivered to the Bank, such corporate authorisations or other evidence of the authority of the Borrowers, in relation to the execution of this Letter, in a form acceptable to the Bank in all respects, and, with effect on and from the date when the Bank advises the Borrowers that it is satisfied that the conditions referred to in paragraphs 4(a) and 4(b) above have been met, the Facility Agreement shall be hereby amended (and deemed amended) in accordance with the changes referred to in paragraph 3 above.

5
Further, following the Borrowers' request, the Bank hereby advises that the "Required Amount" pursuant to clause 8.1.14(b) of the Facility Agreement shall for the time being be zero (0), until further notice is sent by the Bank to the Borrowers in this respect. It is hereby agreed and acknowledged, for the avoidance of doubt, that, as a result of the amendment proposed and agreed in paragraph 3(h) above, the maximum amount of the Guarantee Facility Commitment and/or the Overdraft Facility Limit which is available to the Borrowers under the Facility Agreement may be reduced by operation of clauses 8.2.1, 2.10.5 and 2.15 of the Facility Agreement.

6	This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC
Date: 23 May 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC.
as Borrower
Date: 23 May 2007

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM S.A.
as Borrower
Date: 23 May 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN BUNKERING SERVICES INC.
as Manager and Corporate Guarantor
Date: 23 May 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of each of the following companies and corporations
AMORGOS MARITIME INC.
KIMOLOS MARITIME INC.
MILOS MARITIME INC.
MYKONOS MARITIME INC.
SYROS MARITIME INC.
EVIAN ENTERPRISES CO.
CARMEL INVESTMENT CORP.
CLYDE SHIPPING CORP.
BALTIC NAVIGATION COMPANY
CARNABY NAVIGATION INC.
MARE VISION S.A.
AEGEAN TANKING S.A.
PONTOS NAVIGATION INC.
AEGEAN TIFFANY SHIPPING PTE. LTD.
AEGEAN X MARITIME INC.
AEGEAN BREEZE SHIPPING PTE. LTD.
OURANOS TANKING S.A.
AEGEAN VII SHIPPING LTD.
VENUS HOLDING COMPANY
BALDWIN MANAGEMENT CO.
SEA BREEZER MARINE S.A.
TIFFANY MARINE S.A.

as Owners
Date: 23 May 2007